RULE 12d1-4

EXCHANGE TRADED FUND OF CLOSED-END FUNDS INVESTMENT

AGREEMENT

This Agreement, dated as of January 19, 2022, between First Trust CEF Income Opportunity ETF (the “Acquiring Fund”) and each closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that is listed on Appendix A hereto (as may be amended from time to time), severally and not jointly (each an “Acquired Fund”).

WHEREAS, the Acquiring Fund is a series of First Trust Exchange-Traded fund VIII (the “Trust”) that is registered with the U.S. Securities and Exchange Commission (“SEC”) as an open-end management investment company under the 1940 Act and the Acquiring Fund operates as an exchange-traded fund;

WHEREAS, each Acquired Fund is registered with the SEC as a closed-end management investment company and the parties hereto intend that this Agreement be applicable to all registered closed-end funds that are listed on Appendix A, as may be amended from time to time;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, including, in pertinent part, Section 12(d)(1)(A)(i) which prohibits a registered investment company (and any company or companies controlled by it) to purchase or otherwise acquire any security issued by any other investment company if the acquiring company (and any company or companies controlled by it) immediately after such purchase or acquisition own in the aggregate more than 3% of the total outstanding voting stock of the acquired company (the “3% Limit”). Section 12(d)(1)(C) further limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of certain limitations of Section 12(d)(1) in reliance on the Rule;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Terms of Investment.

(a) In accordance with the Rule, the Acquiring Fund and the Acquired Funds agree that the Acquiring Fund may invest in the Acquired Funds in reliance on the Rule and as provided herein.

(b) In order to help reasonably address the risk of undue influence on an Acquired Fund by the Acquiring Fund, each Acquired Fund and the Acquiring Fund agree as follows:

(i) the Acquiring Fund and its Advisory Group as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund;

(ii) the Acquiring Fund shall not purchase or otherwise acquire securities issued by an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act (i.e., the 3% Limit);

(iii) (A) except as provided in (B) below, or otherwise required by the Acquiring Fund’s organizational documents or applicable law or rules thereunder, the Acquiring Fund will vote its securities held of an Acquired Fund in the same proportion as the vote of all other holders of such securities (“Echo Voting”).

(B) an Acquiring Fund will consider voting on a non-routine matter in its own discretion (rather than Echo Voting) if requested by the Acquired Fund. If an Acquired Fund requests that an Acquiring Fund consider a non-routine matter that is pending shareholder vote, the Acquired Fund must provide notice of the non-routine shareholder vote to the parties listed in Section 4 of this Agreement at least thirty (30) days prior to the vote. Upon a timely request, the Acquiring Fund will consider the non-routine matter and vote in accordance with the best interest of its unitholders or shareholders;

(iv) the Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may, in its sole discretion, honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind (particularly in the case of Acquired Funds that are not exchange-traded funds); and

(v) upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund, to the extent it is not material non-public information.

(c) In order to assist the Acquiring Fund’s investment advisor with evaluating the complexity of the structure and the fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, the Acquiring Fund and Acquired Fund agree that the information on fees and expenses of each Acquired Fund shall be provided through delivery or access to publicly available documents.

2.	Representations of the Acquired Funds.

In connection with any investment by the Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations of the Acquiring Fund.

In connection with any investment by the Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.	Indemnification

(a) The Acquiring Fund agrees to hold harmless and indemnify an Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against such Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule with respect to the Acquiring Fund’s investment in the Acquired Fund, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying the Acquired Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to terms and conditions of the Rule or this Agreement.

(b) Each Acquired Fund agrees to hold harmless and indemnify the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquired Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquired Fund of the terms and conditions of the Rule with respect to the Acquiring Fund’s investment in the Acquired Fund, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying the Acquiring Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of the Rule or this Agreement.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below or to such other person or address as such party may designate for receipt of such notice.

If to the Acquiring Fund:	If to an Acquired Fund:

Kristi Maher First Trust Advisors L.P. 120 E. Liberty Drive, Suite 400 Wheaton, IL 60187 Email: foflegal@ftportfolios.com	Stephanie Vitiello c/o Highland Capital Management Fund Advisors, L.P. 300 Crescent Court, Suite 700 Dallas, TX 75206 Email: SVitiello@skyviewgroup.com

With a copy to: W. Scott Jardine, Esq. Attn: Legal Department First Trust Advisors L.P. 120 E. Liberty Drive, Suite 400 Wheaton, IL 60187 Email: foflegal@ftportfolios.com

6.	Term and Termination.

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 6.

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party provided, however, that the provisions of Section 4 shall survive the termination of this Agreement. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund will not be required to reduce its holdings of the respective Acquired Fund. Termination of this Agreement with respect to a particular Acquired Fund shall not terminate the Agreement as to other Acquired Funds that are parties hereto.

(c) This Agreement shall automatically terminate with respect to a particular Acquired Fund upon the termination of such Acquired Fund. Such termination of the Agreement on behalf of the respective Acquired Fund shall not terminate this Agreement with respect to other Acquired Funds that are parties hereto.

7.	Survival Provision

If this Agreement is terminated pursuant to Section 6(b) hereof with respect to the Acquiring Fund and corresponding Acquired Fund, the provisions set forth in Section 1(b)(iii) of the respective Acquiring Fund shall survive and be a continuing obligation of such Acquiring Fund so long as the Acquiring Fund holds the voting securities of the applicable Acquired Fund.

8.	Assignment; Amendment; Miscellaneous

(a) This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party; provided, however, in the event that a party wishes to include one or more funds in addition to those originally set forth on Appendix A, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, any such fund shall hereunder become an Acquired Fund, and Appendix A shall be amended accordingly.

(c) In any action involving the Acquiring Fund under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Trust.

(d) In any action involving the Acquired Funds under this Agreement, the Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund hereunder.

(e) The Acquiring Fund and Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(f) The Trust is a Massachusetts business trust, a copy of the Declaration of Trust of such Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Trust or the Acquiring Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the Acquiring Fund. Similarly, for any Acquired Fund that is a Massachusetts business trust, a copy of the Declaration of Trust of such Acquired Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the respective Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

(g) This Agreement shall be construed on behalf of an Acquired Fund in accordance with the laws of the State of organization of such Acquired Fund.

(h) This Agreement may be executed in two or more counterparts, each of which separately shall be deemed an original, but all of which together constitute a single legal document. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary.

(i) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(j) The execution of this Agreement shall be deemed to constitute the termination as of the date of this Agreement of any and all prior agreements between the Acquiring Fund and an Acquired Fund that relates to the investment by the Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NexPoint Event Driven Fund

Name: /s/ Jessica Falzone
Title: Secretary

FIRST TRUST CEF INCOME OPPORTUNITY ETF,

a series of First Trust Exchange-Traded Fund VIII

BY: /s/ Donald P. Swade
Name: Donald P. Swade
Title: Treasurer and CFO

Appendix A

Acquired Funds

•	NexPoint Event Driven Fund